Exhibit 99.2

Perspective Therapeutics Announces First Ever Human SPECT Imaging of Pb-212 with VMT-α-NET by Clinical Collaborators in Germany

-	Imaging was conducted as part of a clinical study at Technical University of Dresden in Germany

-	Image was selected as “Image of the Month” in the European Journal of Nuclear Medicine and Molecular Imaging, November 2023

-	Radiolabeling was performed on-site using a Company-provided generator

SEATTLE – November 28, 2023 – Perspective Therapeutics, Inc. (“Perspective” or “the Company”) (NYSE AMERICAN: CATX), today announced the publication of the first human SPECT images utilizing the alpha-emitting isotope of 212Pb, which was labeled to the Company’s proprietary theranostic VMT-α-NET product. The imaging was conducted as part of a series of four neuroendocrine tumor (NET) patients who were administered VMT-α-NET at a clinical study site in Germany. The Company is developing VMT-α-NET for the treatment and diagnosis of somatostatin receptor subtype 2 (SSTR2)-expressing neuroendocrine tumors.

VMT-α-NET is being administered under the supervision of Prof. Dr. Jörg Kotzerke, Director of the Department of Nuclear Medicine at the Technical University of Dresden in Germany. The patient received 90 MBq (2.4mCi) of [212Pb]VMT-α-NET intravenously, and whole-body scintigraphy and SPECT/CT images were acquired 2 hours, 5 hours, and 19 hours after injection. Images were collected on a Symbia Intevo T6 (Siemens Healthineers) using a high-energy collimator. The SPECT/CT images showed high accumulation of [212Pb]VMT-α-NET in liver metastases and were consistent with the previously acquired [68Ga]DOTATATE PET/CT. High tumor retention can be observed in the planar and SPECT/CT images over time. As expected, due to the short half-life of 212Pb (10.6 hours), the images acquired after 19 hours showed a high level of noise due to the low count statistics. The patient showed no early or acute side effects.

“We are pleased to be able to provide our patients with Perspective’s novel targeted alpha-particle therapy. This imaging study represents a world-first and shows that [212Pb]VMT-α-NET can be imaged after administration,” commented Dr. Kotzerke. “Particularly encouraging is the uptake and the retention in the tumors, and the concordance of this data with existing standard of care imaging. NET patients are in desperate need for new treatment options that are safe and effective.”

Under certain expanded access circumstances, VMT-α-NET may be made available to qualified doctors in some countries. Perspective Therapeutics supplies a generator, drug precursors and isotopes for the local production of its proprietary radiotherapeutic, VMT-α-NET.

"Expanding our collaboration with Prof. Dr. Kotzerke and his colleagues at the Technical University of Dresden is a key milestone as we work to improve access to VMT-α-NET, our potentially life-changing treatment, to patients with burdensome NETs,” said Thijs Spoor, Chief Executive Officer at Perspective Therapeutics. “The use of post-therapy SPECT imaging to confirm tumor uptake and clearance from healthy organs is of particular interest moving forward, as it means that post-therapy dosimetry can be used in next-cycle treatment planning by physicians using our products. We trust the healthcare systems that value dosimetry and patient safety will work with us to be able to have this covered as a routine part of patient care.”

Dr. Kotzerke and his team will continue to monitor patients’ progress over the coming months. The publication is entitled “First-in-human SPECT/CT imaging of [212Pb]Pb-VMT-α-NET in a patient with metastatic neuroendocrine tumor” and is available in the European Journal of Nuclear Medicine and Molecular Imaging at https://link.springer.com/article/10.1007/s00259-023-06529-1. It follows a similar publication in Clinical Nuclear Medicine from earlier this year showing successful SPECT imaging of Perspective’s surrogate diagnostic isotope 203Pb which was also linked to VMT-α-NET.

Recruitment is ongoing for the use of VMT-α-NET in imaging and therapeutic trials at leading U.S. institutions. VMT-α-NET is categorized as an investigational new drug by the U.S. Food and Drug Administration. The use of VMT-α-NET in qualifying expanded access situations is entirely separate from and outside the scope of the Company's Phase 1 trial.

Michler, E., Kästner, D., Brogsitter, C. et al. First-in-human SPECT/CT imaging of [212Pb]Pb-VMT-α-NET in a patient with metastatic neuroendocrine tumor. Eur J Nucl Med Mol Imaging (2023). https://doi.org/10.1007/s00259-023-06529-1

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors and as a result, there are approximately 175,000 people living with this diagnosis.

About VMT-α-NET

VMT-α-NET is a clinical stage targeted alpha particle therapy (TAT) radiopharmaceutical being developed for the treatment and diagnosis of somatostatin receptor subtype 2 (SSTR2) expressing neuroendocrine tumors, which are a rare and difficult-to-treat type of cancer. VMT-α-NET incorporates Perspective Therapeutics' proprietary lead-specific chelator (PSC) to bind Pb-203 for SPECT imaging, and Pb-212 for alpha particle therapy.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a diversified medical technology and radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body. The Company has a proprietary technology that utilizes the alpha emitting isotope Lead-212 to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company’s melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary Lead-212 generator to secure key isotopes for clinical trial and commercial operations.

Perspective is the sole producer of Cesium-131 brachytherapy seeds which are commercially available in the United States for the treatment of prostate cancer and other solid tumors.

For more information, please visit the Company’s website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential" or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things: the Company’s expectation that VMT-α-NET may be made available to qualified doctors in some countries under compassionate use circumstances; the Company’s belief that VMT-α-NET is a potentially life-changing treatment; the Company’s expectation that post-therapy dosimetry should open up a range of patient care options for the physicians who will be using the Company’s products; the Company’s prediction that the healthcare systems that value dosimetry and patient safety will work with the Company to be able to have post-therapy SPECT imaging covered as a routine part of patient care; the Company’s expectation that Dr. Kotzerke and his team will continue to monitor patients’ progress over the coming months; the Company’s prediction that complementary imaging diagnostics that incorporate certain targeting peptides provide the opportunity to personalize treatment and optimize patient outcomes; the Company’s expectation that its "theranostic" approach enables the ability to see specific tumors and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments; the Company's clinical development plans and the expected timing thereof; the potential functionality, capabilities, and benefits of the Company's product candidates and the potential application of these product candidates for other disease indications; the Company's expectations, beliefs, intentions, and strategies regarding the future; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the potential that regulatory authorities may not grant or may delay approval for the Company's product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the Company’s ability to continue as a going concern; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company's ability to obtain and maintain regulatory approval for the Company's product candidates; delays, interruptions or failures in the manufacture and supply of the Company's product candidates; the size and growth potential of the markets for the Company's product candidates, and the Company's ability to service those markets; the Company's cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company's expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company's ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth and successfully integrate its businesses; the Company's ability to maintain its key employees; whether there is sufficient training and use of the Company's products and product candidates; the market acceptance and recognition of the Company's products and product candidates; the Company's ability to maintain and enforce its intellectual property rights; the Company's ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company's ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, FDA fast track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Transition Report on Form 10-KT and the Company's most recent Quarterly Report on Form 10-Q, each filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov.

Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

Investor Relations Contact:

LifeSci Advisors

Chuck Padala

E: chuck@lifesciadvisors.com